UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 11, 2014

LIBERTY INTERACTIVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 11, 2014, QVC, Inc. ("QVC"), an indirect wholly-owned subsidiary of Liberty Interactive Corporation, announced the proposed offering and later announced pricing of $400 million principal amount of new 3.125% senior secured notes due 2019 and $600 million principal amount of new 4.850% senior secured notes due 2024 (collectively, the “Notes”), subject to market and other conditions. The first press release issued on March 11, 2014 (attached hereto as Exhibit 99.1) announced the proposed offering of the Notes, and the second press release issued later that day (attached hereto as Exhibit 99.2) announced the pricing of the Notes. The Notes will be secured by a first-priority lien on the capital stock of QVC, which is the same collateral that secures QVC’s existing secured indebtedness and certain future indebtedness. The net proceeds from the offering will be used to repay indebtedness under QVC’s senior secured credit facility and for working capital and other general corporate purposes. The offering of the Notes is expected to close on or about March 18, 2014, subject to customary closing conditions.
The Notes will be offered pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”) only to qualified institutional buyers as permitted under Rule 144A of the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. In connection with the closing of the offering of the Notes, QVC will agree that, following the completion of the offerings it will file a registration statement with the Securities and Exchange Commission with respect to an offer to exchange the Notes for registered notes having substantially identical terms.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name
99.1	Press Release dated March 11, 2014 regarding the Notes offering.
99.2	Press Release dated March 11, 2014 regarding the Notes pricing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2014

LIBERTY INTERACTIVE CORPORATION

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name
99.1	Press Release dated March 11, 2014 regarding the Notes offering.
99.2	Press Release dated March 11, 2014 regarding the Notes pricing.